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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                              CONTACT:   GLENN H. EPSTEIN
NASDAQ:IMGC                                                   CHAIRMAN & CEO
                                                   CONTACT:   CATHY YUDZEVICH
                                                              IR MANAGER
                                                              (518) 782-1122


         INTERMAGNETICS' CHAIRMAN & CEO TO INCREASE PERSONAL HOLDINGS BY
            MORE THAN 30,000 SHARES, CFO BY MORE THAN 15,000 SHARES


LATHAM, NY, JULY 27, 2005--Intermagnetics General Corporation (NASDAQ: IMGC), today announced that Chairman and CEO Glenn H. Epstein plans to increase his direct ownership of Intermagnetics' common stock by 31,500 shares through retention of shares that have vested from the company's performance-based restricted stock program. Executive Vice President and CFO Michael K. Burke plans to increase his direct ownership by 15,750 shares.

The Compensation Committee of its Board of Directors has certified that the company achieved the growth target in pre-tax earnings per share required to allow management to vest in 15% of the shares granted under the company's 2002 performance-based long-term equity program. The restricted equity grants vest only if the company reaches specific growth targets in fiscal years 2005, 2006 and 2007.

Under the program, Epstein earned 63,000 shares and Burke earned 15,750 shares. In total, 169,650 shares vested among all participants.

"Company guidelines state that senior managers are to own between one and two times their base salary in stock," Epstein said. "All of my direct reports with two or more years of service either meet or substantially exceed that goal. In connection with the vesting of restricted stock units, we expect some senior managers, including myself, to sell a portion of these shares to cover their tax liability, as well as for other financial planning and/or portfolio diversification reasons, provided that they continue to meet our ownership guidelines."

INTERMAGNETICS (www.intermagnetics.com) draws on the financial strength, operational excellence and technical leadership in the market of Magnetic Resonance Imaging (MRI), as well as its expanding businesses within Medical Devices that encompass Invivo Diagnostic Imaging (focusing on MRI components & imaging sub-systems) and Invivo Patient Care (focusing on monitoring & other patient care devices). Intermagnetics is also a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems & components and other specialized high-value added devices.


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